Exhibit 5.1

Snell & Wilmer L.L.P.

Hughes Center

3883 Howard Hughes Parkway, Suite 1100

Las Vegas, NV 89169-5958

TELEPHONE: 702.784.5200

FACSIMILE: 702.784.5252

November 9, 2023

RumbleOn, Inc.

901 W. Walnut Hill Lane, Suite 110A

Irving, Texas 75038

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to RumbleOn, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 on the date hereof (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of an aggregate of up to 18,181,818 shares (the “Shares”) of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”), that are issuable upon the exercise of certain subscription rights to purchase up to 18,181,818 shares of Class B Common Stock at price of $ 5.50 per share (“Subscription Rights”) that the Company contemplates distributing on or about November 13, 2023 at no charge to the holders of the Company’s Class A common stock, par value $0.001 per share, and the holders of Class B Common Stock, in each case as of the close of business on the same date, with $100.0 million aggregate subscription value of all shares of Class B Common Stock available to purchase upon the exercise of the Subscription Rights in the rights offering (the “Rights Offering”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof; (ii) the Articles of Incorporation of the Company, as amended, as currently in effect (the “Articles”); (iii) the Amended and Restated Bylaws of the Company, as amended, as currently in effect; and (iv) certain resolutions and minutes of meetings of the Board of Directors of the Company relating to (A) the Rights Offering and the registration, issuance and sale of the Shares in connection therewith, (B) the Registration Statement and the prospectus comprising a part thereof, (C) the specimen Class B Common Stock certificate, and (D) other related matters. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection therewith we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. Our opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

RumbleOn, Inc.

November 9, 2023

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that, if and when the Shares underlying the Subscription Rights have been duly delivered by book-entry upon exercise of such issued Subscription Rights in accordance with the terms of such Subscription Rights, as described in the Registration Statement, then such Shares will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion if any applicable laws change after date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.